Exhibit 10.10

September 06, 2016

Re: Offer Letter

Dear Dakota,

On behalf of Thor Trucks (the “Company”), I am pleased to offer you employment with Thor Trucks in the position of CEO, starting on September 07, 2016. In that position, you will report to None.

During your employment, you will be paid a base salary at the annual rate of $1.00. Your compensation will be paid in regular installments in accordance with the Company’s regular payroll process, and subject to applicable tax and other withholdings. As an exempt employee, you will not be eligible for any overtime pay. This position is a fulltime regular salary will be pro-rated based on a 60 hour work week.

At-Will Employment: Your employment with the Company is “at will,” and thus you or Company may terminate our employment relationship at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your compensation and/or employee benefits at any time on a prospective basis.

Additional Agreements: As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment. This includes any agreements that relate to your confidentiality or intellectual property assignment obligations to the Company. You further agree that at all times during your employment (and afterwards as applicable), you will be bound by, and will fully comply with, these additional agreements.

Contingencies: This offer is contingent upon the successful completion of any background or reference checks desired by the Company. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.

Additional Terms and Conditions of Offer:

Entire Agreement: This employment agreement, along with the Confidentiality Agreement, sets forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this agreement. This employment agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

This offer of employment will expire September 09, 2016 at 5:00 pm.

Dakota, we are excited by the prospect of you joining the Company.

Sincerely,

Thor Trucks

By:	/s/ Dakota Semler
Name:	Dakota Semler
Title:	CEO

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I hereby agree to and accept employment with the Company on the terms and conditions set forth in this offer letter.

/s/ Dakota Semler

Dakota Semler

Dated: 09/06/2016